
A350 AIRBUS

CIRCOR | Energy | Aerospace & Defense

Third Quarter 2015 Investor Review

Presented November 9, 2015

Safe Harbor

This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of CIRCOR. Any statements in this presentation that are not statements of historical fact are forward-looking statements, including, but not limited to, those relating to CIRCOR's future performance, the realization of cost reduction due to restructuring activity and achievement of management's guidance. Actual events, performance or results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. BEFORE MAKING ANY INVESTMENT DECISIONS REGARDING OUR COMPANY, WE STRONGLY ADVISE YOU TO READ THE SECTION ENTITLED "RISK FACTORS" IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND SUBSEQUENT REPORTS ON FORMS 10-Q and 10-Q/A WHICH CAN BE ACCESSED UNDER THE "INVESTORS" LINK OF OUR WEBSITE AT WWW.CIRCOR.COM. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Within this presentation the Company uses non-GAAP financial measures, including EBITDA, or earnings before interest, taxes, depreciation and amortization, adjusted net income, adjusted earnings per diluted share, adjusted operating income, adjusted operating margin, net debt, free cash flow and organic growth. Further, certain 2014 measures have been restated to exclude the impact of businesses divested in 2015. These measures are intended to serve as a complement to results provided in accordance with accounting principles generally accepted in the United States. CIRCOR believes that such information provides an additional measurement and consistent historical comparison of the Company's performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in the Company's third-quarter 2015 news release available on its website at www.CIRCOR.com.

Third-Quarter Highlights

- Company closing Brazil manufacturing facility in line with margin improvement strategy
- Cost control and restructuring actions drive bottom-line performance
- A&D adjusted operating margin up 510 bps YOY[1]
- Energy adjusted operating margin down 210 bps YOY[1]

Notes:
1) Q3 2014 PF excludes the results of divested businesses.

Energy Segment Highlights

($ millions)

	Q3 2015	Q3 2014 PF[1]	YOY Change
Revenues	122.9	147.0	(16%)
Adjusted operating margin[2]	15.4%	17.5%	-210 bps

- **Revenues decreased 16% organically**[3]
  - Lower short-cycle distributed valve sales
  - Higher large international project revenue
  - Negative FX impact of ~$9

- **Adjusted operating margin decreased 210 bps**
  - Lower volume, primarily distributed valves
  - Continued productivity and restructuring savings

Notes:

1) *Q3 2014 PF excludes the results of divested businesses.*
2) *Adjusted operating margin excludes certain charges and recoveries. A description of these charges / (recoveries) and a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in the Company's third-quarter news release available on its website at www.CIRCOR.com.*
3) *Organic change excludes the current period impact of businesses acquired until the one year anniversary of the acquisition, changes in foreign exchange rates and divested businesses.*

Aerospace & Defense Segment Highlights

($ millions)

	Q3 2015	Q3 2014 PF[1]	YOY Change
Revenues	36.4	42.7	(15%)
Adjusted operating margin[2]	9.1%	4.0%	510 bps

- **Revenues decreased 10% organically**[3]
  - Lower structural landing gear product line sales
  - Push outs of large military programs
  - Negative FX impact of ~$2.0 million
- **Adjusted operating margin increased 510 bps**
  - Higher productivity and restructuring savings
  - Structural landing gear product line exit

Notes:

1) *Q3 2014 PF excludes the results of divested businesses.*
2) *Adjusted operating margin excludes certain charges and recoveries. A description of these charges / (recoveries) and a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in the Company's third-quarter news release available on its website at www.CIRCOR.com.*
3) *Organic change excludes the current period impact of businesses acquired until the one year anniversary of the acquisition, changes in foreign exchange rates and divested businesses.*

Q3 P&L Highlights

(in millions, except per share data)

	Q3 2015			Q3 2014 PF[1]		
	GAAP	Restructuring & Special Charges	Adjusted [2]	GAAP	Divestitures, Restructuring & Special Charges	Adjusted [2]
Sales	159.3	-	159.3	203.8	14.1	189.7
Operating (Loss) Income	(3.5)	(19.7)	16.2	19.9	(2.0)	21.8
Net Interest (expense)	(0.8)	-	(0.8)	(0.4)	(0.0)	(0.4)
Other Income	0.6	-	0.6	(0.4)	0.0	(0.4)
Pre-Tax (Loss) Income	(3.8)	(19.7)	15.9	19.0	(2.0)	21.0
Provision for taxes	(4.3)	1.0	(5.3)	(4.3)	0.8	(5.1)
Net (Loss) Income	(8.1)	(18.7)	10.6	14.7	(1.2)	15.9
Tax Rate	-114%		33%	23%		24%
Diluted EPS	$ (0.49)	$ (1.13)	$ 0.64	$ 0.83	$ (0.07)	$ 0.89
Diluted Shares	16.5		16.5	17.8		17.8

Notes:

1) *Q3 2014 PF excludes the results of divested businesses.*
2) *Adjusted operating margin excludes certain charges and recoveries. A description of these charges / (recoveries) and a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in the Company's third-quarter news release available on its website at www.CIRCOR.com.*

Cash Flow and Debt Highlights

($ millions)

	Q3 2015	Q3 2014
Cash Flow from Operations	5.0	17.3
Capital Expenditures, net	(2.8)	(3.3)
Free Cash Flow	2.2	14.0

	Oct. 4, 2015	Sep. 28, 2014
Total Debt	111.1	33.8
Cash and Cash Equivalents	53.8	114.7
Net Debt (Cash)	57.3	(80.8)
Total Debt to Equity	27%	7%

Note: Net Debt is defined as Total Debt less cash and cash equivalents.

Q4 2015 Guidance as of November 9, 2015

($ millions, except per share data)

	Q4 2015	
	Low	**High**
Revenue	**$155**	**$170**
Expected Adjusted Earnings Per Common Share (Diluted)	**0.58**	**0.68**
Less:		
Restructuring related charges, net of tax Special charges, net of tax	0.20	0.18
Expected Earnings Per Common Share (Diluted)	**0.38**	**0.50**

Q4 Guidance Notes:

- Key Exchange Rates: Euro = $1.12, GBP = $1.51
  - Foreign exchange headwind vs. Q4 2014 Pro Forma is approximately $9M of revenue and $0.06 adjusted EPS
- Assumes 29% tax rate
- Q4 2014 divested businesses contributed $10.6M of revenue and $0.03 adjusted EPS